For additional information, contact:
	Joseph Stegmayer Chairman and CEO joes@cavco.com	Daniel Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2013 FOURTH QUARTER AND YEAR END RESULTS

PHOENIX, May 23, 2013 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the fiscal fourth quarter and year ended March 30, 2013.

Net revenue for the fourth quarter of fiscal 2013 totaled $108.8 million, up 9.4% from $99.5 million for the fourth quarter of fiscal year 2012. Income before income taxes for the fourth quarter improved to $4.2 million from $2.4 million for the fiscal 2012 fourth quarter. Net income was $3.0 million for the fiscal 2013 fourth quarter compared to $2.9 million, which included a $1.2 million income tax benefit related to an election made for the acquired Palm Harbor insurance group's assets, as reported in the same quarter one year ago.

Net income attributable to Cavco stockholders for the fiscal 2013 fourth quarter was $1.4 million, compared to $1.7 million for the fourth quarter of fiscal 2012, which included one half of the $1.2 million income tax benefit from last year's tax election discussed above, consistent with Cavco's ownership percentage of Palm Harbor. Net income per share based on basic and diluted weighted average shares outstanding for the quarter ended March 30, 2013 was $0.20, versus basic and diluted net income per share of $0.24 for the quarter ended March 31, 2012.

For the fiscal year ended March 30, 2013, net revenue increased 2.1% to $452.3 million from $443.1 million for fiscal year 2012. Net income attributable to Cavco stockholders for fiscal year 2013 was $5.0 million compared to $15.2 million last year. Net income attributable to Cavco stockholders for fiscal year 2012 included one-half (or approximately $11.0 million) of the bargain purchase gain recognized from the Palm Harbor transaction, which occurred on April 23, 2011. This bargain purchase gain allocation was consistent with Cavco’s ownership percentage of Palm Harbor. For fiscal year 2013, net income per share based on basic and diluted weighted average shares outstanding was $0.71, versus basic and diluted net income per share of $2.22 and $2.19, respectively, for the prior year period.

Commenting on the results, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, “We are pleased to report improved results for the fourth quarter compared to the same period last year. We realized a 15.1% increase in home sales to 2,176, up from 1,890 homes sold in the fourth quarter of fiscal 2012. On an annual basis, the average sales price per home decreased to approximately $48,594 compared to $51,760 in fiscal year 2012, as demand rose for small size and lower price point homes. However, we sold 6.8% more homes overall in fiscal 2013 versus last year, totaling 8,398 homes compared to 7,860 in fiscal year 2012.”

“Several new product designs from each of our main housing brands, namely Cavco Homes, Fleetwood Homes, and Palm Harbor Homes, were individually recognized recently by receiving design awards from the Manufactured Housing Institute.  We were also acknowledged as Manufacturer of the Year for the fourth year in a row, as voted by our peers in the industry trade association, a recognition that our employees enthusiastically share with our customers and vendors” Mr. Stegmayer concluded.

Cavco’s management will hold a conference call to review these results tomorrow, May 24, 2013, at 12:00 NOON (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and company-owned retailers. The Company is the second largest producer of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes and Palm Harbor Homes. The Company is also a leading producer of park model homes, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Its mortgage subsidiary, CountryPlace, is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard, provides property and casualty insurance to owners of manufactured homes.

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general deterioration in economic conditions and continued turmoil in the credit markets; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; increased costs of healthcare benefits to employees; our ability to successfully integrate Fleetwood Homes, Palm Harbor, and any future acquisition or attain the anticipated benefits of such acquisition; the risk that the acquisition of Fleetwood Homes, Palm Harbor, and any future acquisition may adversely impact our liquidity; expansion of retail and manufacturing businesses and entry into new lines of business, namely manufactured housing consumer finance and insurance, through the Palm Harbor transaction; our participation in certain wholesale financing programs for the purchase of our products by industry retailers may expose us to additional risk of credit loss; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2012 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	March 30, 2013	March 31, 2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$47,823	$41,094
Restricted cash, current	6,773	6,331
Accounts receivable, net	18,710	14,871
Short-term investments	6,929	5,377
Current portion of consumer loans receivable, net	20,188	20,705
Current portion of inventory finance notes receivable, net	3,983	1,982
Inventories	68,805	62,246
Assets held for sale	4,180	3,903
Prepaid expenses and other current assets	10,267	7,848
Deferred income taxes, current	6,724	6,657
Total current assets	194,382	171,014
Restricted cash	1,179	453
Investments	10,769	8,825
Consumer loans receivable, net	90,802	98,594
Inventory finance notes receivable, net	18,967	22,699
Property, plant and equipment, net	46,223	50,064
Goodwill and other intangibles, net	79,435	80,915
Deferred income taxes	2,742	4,770
Total assets	$444,499	$437,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,118	$11,732
Accrued liabilities	62,718	58,495
Construction lending lines	—	4,550
Current portion of securitized financings	10,169	10,728
Total current liabilities	87,005	85,505
Securitized financings	72,118	80,747
Deferred income taxes	16,492	16,198
Redeemable noncontrolling interest	91,994	86,541
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,967,954 and 6,890,796 shares, respectively	70	69
Additional paid-in capital	135,053	131,589
Retained earnings	41,590	36,627
Accumulated other comprehensive income	177	58
Total stockholders’ equity	176,890	168,343
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$444,499	$437,334

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net revenue	$108,832	$99,513	$452,300	$443,066
Cost of sales	84,814	74,878	351,945	347,121
Gross profit	24,018	24,635	100,355	95,945
Selling, general and administrative expenses	18,913	20,687	79,313	79,800
Income from operations	5,105	3,948	21,042	16,145
Interest expense	(1,317)	(1,845)	(5,973)	(7,265)
Other income	380	283	1,579	1,338
Gain on bargain purchase	—	—	—	22,009
Income before income taxes	4,168	2,386	16,648	32,227
Income tax (expense) benefit	(1,191)	502	(6,351)	(2,499)
Net income	2,977	2,888	10,297	29,728
Less: net income attributable to redeemable noncontrolling interest	1,585	1,235	5,334	14,491
Net income attributable to Cavco common stockholders	$1,392	$1,653	$4,963	$15,237

Comprehensive income:
Net income	$2,977	$2,888	$10,297	$29,728
Unrealized gain on available-for-sale securities, net of tax	250	156	238	116
Comprehensive income	3,227	3,044	10,535	29,844
Comprehensive income attributable to redeemable noncontrolling interest	1,710	1,313	5,453	14,549
Comprehensive income attributable to Cavco common stockholders	$1,517	$1,731	$5,082	$15,295

Net income per share attributable to Cavco common stockholders:
Basic	$0.20	$0.24	$0.71	$2.22
Diluted	$0.20	$0.24	$0.71	$2.19
Weighted average shares outstanding:
Basic	6,967,954	6,890,796	6,956,706	6,877,437
Diluted	7,040,916	6,971,939	7,027,204	6,949,077

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net revenue:
Factory-built housing	$97,272	$89,376	$408,094	$406,833
Financial services	11,560	10,137	44,206	36,233
Total net revenue	$108,832	$99,513	$452,300	$443,066

Capital expenditures	$192	$154	$755	$2,427
Depreciation	$622	$651	$2,530	$2,318
Amortization of other intangibles	$344	$672	$1,480	$3,238

Factory-built homes sold:
by Company owned stores	464	413	1,933	1,770
to independent dealers, builders & developers	1,712	1,477	6,465	6,090
Total factory-built homes sold	2,176	1,890	8,398	7,860

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